Exhibit 23(b)


                         CONSENT OF INDEPENDENT AUDITORS

We consent to the use of our report dated February 3, 1999, except for note 15, as to which the date is February 15, 1999 with respect to the financial statements and schedules of NAC Re Corp. included in the Annual Report (Form 10-K) of XL Capital Ltd for the year ended December 31, 2000, filed with the Securities and Exchange Commission and incorporated by reference in the Registration Statement (Form S-3) of XL Capital Ltd and related prospectus for the registration of Liquid Yield Option Notes (LYONs) due 2021 (Zero Coupon-Senior) in the amount of $508,842,000.

/s/ Ernst & Young LLP
ERNST & YOUNG LLP


New York, New York
November 14, 2001